Exhibit 99.1

NATIONAL SEMICONDUCTOR REPORTS 34% YEAR-TO-YEAR REVENUE GROWTH AND RECORD GROSS MARGIN FOR FOURTH QUARTER OF FISCAL 2004

o Q4 profit is $126.4 million, yielding earnings of 32 cents per share compared to year-ago fourth quarter loss of 1 cent per share
o Gross margin reached all-time high of 54.4%, a 10-point increase from Q4 of FY2003
o    Revenues hit $571.2 million, a 34% increase year-to-year and 11% from Q3
o    Fourth quarter bookings increased 45% year-to-year

SANTA CLARA, Calif., June 10, 2004 - National Semiconductor Corporation (NYSE:NSM) today reported a GAAP profit of $126.4 million, or 32 cents per share, on revenues of $571.2 million for the fourth quarter of fiscal 2004, which ended May 30, 2004. National's fourth quarter sales were 34 percent higher than the fourth quarter of fiscal 2003 and 11 percent higher sequentially than the third quarter of fiscal 2004, when the company reported revenues of $513.6 million and earnings of 24 cents per share. (National's fourth quarter included 13 weeks, compared to 14 calendar weeks in the third quarter.) Gross margin rose to an all-time high of 54.4 percent in the fourth quarter, compared to gross margin of 44.6 percent for the fourth quarter of fiscal 2003 and 51.4 percent in the third quarter of fiscal 2004.

"Nationals focus on analog is clearly paying off in the form of higher returns to our shareholders," said Brian L. Halla, National's chairman, president and CEO. "Gross margin increased to 54 percent and our return on invested capital exceeded 32 percent in the fourth quarter."

For the entire 2004 fiscal year, National's gross margin was 51 percent. Last June, National reported gross margin of 43.4 percent for fiscal 2003. The consistent improvement in gross margin has been driven by National's focus on increasing sales and market share in its higher value, higher margin analog products.

Similar to the prior quarter, National's wafer fab utilization rate was in the mid-90's.

BOOKINGS HIGHER IN Q4
National's worldwide bookings increased 45 percent year-to-year and 2 percent sequentially from the third quarter (which had 14 calendar weeks compared to a normal 13-week quarter). On a weekly run-rate basis, fourth quarter bookings rose approximately 10 percent from the third quarter. Bookings for analog products grew more than 50 percent year-to-year, led by strong growth in National's power management, amplifiers, and data conversion products. New orders for portable power management products and data converters outperformed the company's average both year-to-year and sequentially from the third quarter.

With respect to National's different geographies, the Asia Pacific region experienced the strongest fourth quarter bookings growth both year-to-year and quarter-to-quarter. Bookings for North America declined from the third quarter, primarily due to the distribution channel. Bookings in all regions grew substantially year-to-year. Total company bookings were well above billings in the fourth quarter.

The Company's bookings strength in the fourth quarter was driven largely by National's top OEM customers. Bookings from distributors moderated during the quarter as National's delivery leadtimes returned to more normal levels. Distributors' resale rates of National products to their end customers increased sequentially in all regions. Two regions recorded double-digit percentage increases in resale rates in Q4 compared to Q3.

GUIDANCE FOR Q1, FY2005
During the first quarter of FY2005, National anticipates revenues to be sequentially flat to up 3 percent from the fourth quarter. Based upon the revenue range, gross margins are expected to improve and operating expenses are expected to be comparable to fourth quarter expenses.

"Heading into the typically seasonal August quarter, we are encouraged by the fact that this year National's bookings were strong and our backlog grew during the fourth quarter," Halla said. "We will continue to aggressively manage our business to further improve our gross margins by expanding our position in key analog areas such as power management, amplifiers and data converters."

SUMMARY OF FISCAL 2004
For fiscal 2004, National reported a GAAP net profit of $315.0 million, or 81 cents per share, on revenues of $1.98 billion. This compares to a net loss of $33.3 million, or 9 cents per share, on revenues of $1.67 billion for fiscal 2003. National's fiscal 2003 net loss included $43.6 million of special charges for severances related to workforce reductions and impairments of specific assets, and $13.8 million in R & D expenses for write-downs of technology licenses. Without these charges, National would have reported net income of $24.1 million, or 6 cents per share, for fiscal 2003.

SPECIAL NOTE
This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These factors include, but are not restricted to, new orders received and shipped during the first quarter, the degree of factory utilization, the successful construction of our Suzhou assembly and test facility, the successful sale of inventories at existing prices, and the ramp up of recently introduced products. Other risk factors are included in the Company's 10-K for the year ended May 25, 2003 (see Outlook and Risk Factors sections of Management's Discussion and Analysis of Financial Conditions and Results of Operations) and the 10-Q for the quarter ended February 29, 2004.

Summary of Results
---------------------------------------------------------------------------------------------
                                       For 3 months ended           For 12 months ended
                                       ------------------           -------------------
                                   May 30, 2004   May 25, 2003   May 30, 2004  May 25, 2003

Net sales                             $571.2         $425.3        $1,983.1     $1,672.5
Net income (loss)                     $126.4         $ (4.4)       $  315.0     $  (33.3)
Earnings (loss) per share             $  0.32        $ (0.01)      $    0.81    $   (0.09)
---------------------------------------------------------------------------------------------
All figures in millions of dollars, except for per share amounts

ABOUT NATIONAL SEMICONDUCTOR
National Semiconductor, the industry's premier analog company, creates high performance analog devices and subsystems. National's leading-edge products include power management circuits, display drivers, audio and operational amplifiers, communication interface products and data conversion solutions. National's key markets include wireless handsets, displays, PCs and laptops. The company's analog products are also optimized for numerous applications in a variety of electronics markets, including medical, automotive, industrial and test and measurement. Headquartered in Santa Clara, California, National reported sales of $1.98 billion for fiscal 2004, which ended May 30, 2004. Additional company and product information is available at www.national.com.

National Semiconductor is a registered trademark.

NATIONAL SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share amounts)


                                                          Three Months Ended            Twelve Months Ended
                                                       --------------------------     -------------------------
                                                       May 30,        May 25,         May 30,      May 25,
                                                          2004         2003              2004         2003
                                                       ------------ -------------     ------------ ------------

  Net sales                                               $ 571.2      $ 425.3          $1,983.1     $1,672.5
  Operating costs and expenses:
    Cost of sales                                           260.4        235.5             970.8        946.8
    Research and development                                 91.0         98.1             352.8        435.6
    Selling, general and administrative                      74.4         65.3             287.7        270.3
    Special items                                             2.9         26.6              19.6         44.3
                                                       ------------ -------------     ------------ ------------
  Total operating costs and expenses                        428.7        425.5           1,630.9      1,697.0
                                                       ------------ -------------     ------------ ------------

  Operating income (loss)                                   142.5         (0.2)            352.2        (24.5)
  Interest income, net                                        2.7          3.2              10.4         14.8
  Other income (expense), net                                 1.7         (4.9)              3.3        (13.6)
                                                       ------------ -------------     ------------ ------------
  Income (loss) before taxes and cumulative
    effect of a change in accounting principle              146.9         (1.9)            365.9        (23.3)
  Income tax expense                                         20.5          2.5              49.0         10.0
                                                       ------------ -------------     ------------ ------------
  Income (loss) before cumulative effect of a
    change in  accounting principle                         126.4         (4.4)            316.9        (33.3)
  Cumulative effect of a change in accounting
    principle including tax effect of $0.2 million            -            -                (1.9)         -
                                                       ------------ -------------     ------------ ------------
  Net income (loss)                                       $ 126.4      $  (4.4)        $   315.0    $   (33.3)
                                                       ============ =============     ============ ============
  Earnings (loss) per share:
  Income before cumulative effect of a change
    in accounting principle:
       Basic                                             $  0.35    $   (0.01)          $  0.88     $  (0.09)
       Diluted                                           $  0.32    $   (0.01)          $  0.82     $  (0.09)

  Net income (loss):
       Basic                                             $  0.35    $   (0.01)          $  0.87     $  (0.09)
       Diluted                                           $  0.32    $   (0.01)          $  0.81     $  (0.09)

  Selected income statement ratios as a percentage of sales:
       Gross margin                                        54.4%        44.6%             51.0%        43.4%
       Research and development                            15.9%        23.1%             17.8%        26.0%
       Selling, general and administrative                 13.0%        15.4%             14.5%        16.2%
       Net income (loss)                                   22.1%        (1.0)%            15.9%        (2.0)%
       Effective tax rate                                  14.0%        N/A               13.4%       N/A


NATIONAL SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS  (Unaudited)
(in millions)

                                                                      May 30,                         May 25,
                                                                        2004                           2003
                                                                 --------------------            -------------------
   ASSETS
   Current assets:
      Cash and cash equivalents                                           $   642.9                      $   802.2
      Short-term marketable investments                                       139.3                          113.2
      Receivables                                                             198.9                          140.9
      Inventories                                                             200.1                          142.2
      Deferred tax assets                                                      54.9                           66.0
      Other current assets                                                     52.3                           20.5
                                                                 --------------------            -------------------
      Total current assets                                                  1,288.4                        1,285.0

   Net property, plant and equipment                                          699.6                          680.7
   Goodwill                                                                   173.3                          173.3
   Other assets                                                               117.4                          109.4
                                                                 --------------------            -------------------
   Total assets                                                            $2,278.7                       $2,248.4
                                                                 ====================            ===================
   LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Current portion of long-term debt                                 $      22.1                    $       2.3
      Accounts payable                                                        141.0                          107.0
      Accrued expenses                                                        202.6                          196.1
      Income taxes payable                                                     63.4                           49.6
                                                                 --------------------            -------------------
      Total current liabilities                                               429.1                          355.0

   Long-term debt                                                               -                             19.9
   Other noncurrent liabilities                                               141.7                          167.5
                                                                 --------------------            -------------------
      Total liabilities                                                       570.8                          542.4
                                                                 --------------------            -------------------
   Commitments and contingencies

   Shareholders' equity:
      Common stock                                                            178.8                          183.6
      Additional paid-in capital                                            1,030.1                        1,359.5
      Retained earnings                                                       592.2                          277.2
      Accumulated other comprehensive loss                                    (93.2)                        (114.3)
                                                                 --------------------            -------------------
      Total shareholders' equity                                            1,707.9                        1,706.0
                                                                 --------------------            -------------------
   Total liabilities and shareholders' equity                              $2,278.7                       $2,248.4
                                                                 ====================            ===================

NATIONAL SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

                                                                                       Twelve Months Ended
                                                                              --------------------------------------
                                                                                   May 30,              May 25,
                                                                                    2004                   2003
                                                                              ----------------       ---------------
      Cash flows from operating activities:
      Net income (loss)                                                            $  315.0             $   (33.3)
      Adjustments to reconcile net income with net cash
        provided by operating activities:
         Cumulative effect of a change in accounting principle                          1.9                   -
         Depreciation, amortization, and accretion                                    209.9                 228.5
         Gain on investments                                                           (4.5)                  3.9
         Share in net losses of equity-method investments                              14.1                  15.9
         Loss on disposal of equipment                                                  6.2                   2.9
         Tax benefit associated with stock options                                     22.2                   -
         Impairment of technology licenses                                              -                    13.8
         Noncash special items                                                          1.4                  12.8
         Other, net                                                                     3.6                   0.8
         Changes in certain assets and liabilities, net:
            Receivables                                                               (50.4)                 (9.1)
            Inventories                                                               (62.5)                  2.8
            Other current assets                                                      (31.6)                  3.4
            Accounts payable and accrued expenses                                      46.3                 (32.9)
            Income taxes payable                                                       12.1                   5.3
            Other noncurrent liabilities                                               (3.5)                  6.8
                                                                              ----------------       ---------------
      Net cash provided by operating activities                                       480.2                 221.6
                                                                              ----------------       ---------------
      Cash flows from investing activities:
       Purchase of property, plant and equipment                                     (215.3)               (154.9)
      Sale and maturity of available-for-sale securities                              359.0                 892.6
      Purchase of available-for-sale securities                                      (386.7)               (843.4)
      Sale of investments                                                               9.6                  18.0
      Sale of equipment                                                                 -                     2.3
      Business acquisition, net of cash aquired                                         -                   (11.0)
      Investment in nonpublicly traded companies                                       (1.8)                (21.8)
      Funding of benefit plan                                                          (4.6)                 (3.6)
      Security deposits on leased equipment                                           (20.1)                  -
      Other, net                                                                        5.2                  (1.6)
                                                                              ----------------       ---------------
      Net cash used by investing activities                                          (254.7)               (123.4)
                                                                              ----------------       ---------------
      Cash flows from financing activities:
      Repayment of debt                                                                (2.1)                 (5.4)
      Payment on CAD license obligations                                              (22.7)                (14.6)
      Issuance of common stock                                                        211.9                  42.7
      Net advances s to acquire treasury stock                                        (29.4)                  -
      Purchase and retirement of treasury stock                                      (542.5)                  -
                                                                              ----------------       ---------------
      Net cash (used by) provided by financing activities                            (384.8)                 22.7
                                                                              ----------------       ---------------
      Net change in cash and cash equivalents                                        (159.3)                120.9
      Cash and cash equivalents at beginning of period                                802.2                 681.3
                                                                              ----------------       ---------------
      Cash and cash equivalents at end of period                                    $ 642.9               $ 802.2
                                                                              ================       ===============

PART I.  FINANCIAL INFORMATION
EARNINGS PER SHARE (Unaudited)
(in millions, except per share amounts)


                                                            Three Months Ended            Twelve Months Ended
                                                         ---------------------------    -------------------------
                                                           May 30,      May 25,         May 30,      May 25,
                                                             2004        2003            2004         2003
                                                         -------------- ------------    ------------ ------------
Earnings (loss) per share:
         Basic                                           $   0.35     $  (0.01)        $   0.87    $  (0.09)
         Diluted                                         $   0.32     $  (0.01)        $   0.81    $  (0.09)

Net income (loss) used in basic and diluted
         earnings per share calculation                   $126.4      $  (4.4)          $315.0      $(33.3)

Weighted-average shares:
         Basic                                             357.3        366.0            361.0       363.6
         Diluted                                           389.6        366.0            388.5       363.6

NOTES TO FINANCIAL STATEMENTS
(in millions, except per share amounts)

The following table provides a reconciliation of net loss as reported to net income excluding special items and license write-downs for fiscal 2003. Only GAAP amounts are discussed and presented for fiscal 2004:


                                                       Twelve Months Ended
                                                      ---------------------
                                                              May 25,
                                                               2003
                                                      ---------------------

Net loss as reported                                         $(33.3)
Add back:
Special item - Cost reduction  charge                          43.6
Write-downs of technology licenses                             13.8
                                                      ---------------------
Net income excluding special items and licenses
   write-downs in fiscal 2003                                $ 24.1
                                                      =====================
Earnings per share:
  Basic                                                      $ 0.07
  Diluted                                                    $ 0.06

Weighted-average shares:
  Basic                                                       363.6
  Diluted                                                     370.8

                                                            Three Months Ended            Twelve Months Ended
                                                         ---------------------------    -------------------------
                                                            May 30,        May 25,         May 30,      May 25,
  Special items                                              2004           2003            2004         2003
                                                         -------------- ------------    ------------ ------------

  Cost reduction items                                       $  2.9         $ 26.6          $ 19.6       $ 43.6
  In-process research and development charges                   -              -               -            0.7
                                                         -------------- ------------    ------------ ------------
    Total special items                                      $  2.9         $ 26.6          $ 19.6       $ 44.3
                                                         ============== ============    ============ ============
  Interest income, net

  Interest income                                            $  3.1         $  3.4          $ 11.6      $  16.3
  Interest expense                                             (0.4)          (0.2)           (1.2)        (1.5)
                                                         -------------- ------------    ------------ ------------
    Interest income, net                                     $  2.7         $  3.2          $ 10.4      $  14.8
                                                         ============== ============    ============ ============
  Other income (expense), net

  Net intellectual property income                          $   2.4        $   2.5          $ 11.1     $    6.1
  Gain(loss) on investments                                     2.8           (1.6)            7.0         (1.6)
  Share in net losses of equity-method
    investments                                                (3.3)          (5.4)          (14.1)       (15.9)
  Other                                                        (0.2)          (0.4)           (0.7)        (2.2)
                                                         -------------- ------------    ------------ ------------
    Total other income (expense), net                       $   1.7        $  (4.9)        $   3.3      $ (13.6)
                                                         ============== ============    ============ ============






















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